Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Fareed A. Khan (“Employee”), and Kellogg Company, a Delaware corporation (“Kellogg”), together with its subsidiaries, divisions, affiliates and successors, the (“Company”).
1.Employee’s Departure Date. Employee’s last day of active employment (“Last Day of Work”) will be June 30, 2019, with a “Departure Date” of July 1, 2019. Except as otherwise expressly provided in this Agreement, Employee acknowledges that as of 11:59 p.m. on the Departure Date, Employee’s participation will cease in all of the benefit plans of the Company. Employee will be entitled to receive benefits, including any right to exercise any conversion privileges, that are vested and accrued prior to the Departure Date pursuant to the terms and conditions of the Company’s benefit plans and programs.
2.Consideration. In consideration for Employee entering into this Agreement and fully abiding by its terms, and assuming Employee has not revoked this Agreement as described in Paragraph 24 below, Kellogg agrees to provide Employee with the following:
(a).Benefits. Employee will receive severance compensation and benefits pursuant to the terms and conditions of the Kellogg Company Severance Benefit Plan (the “Plan”) as in effect on the Departure Date. Employee represents and warrants that Employee has read the Plan and understands its application and meaning.
For purposes of the Plan, Kellogg and Employee agrees that as of the Departure Date Employee is a Senior Executive (as that term is defined in the Plan) and, accordingly, Employee will be entitled to receive a severance pay benefit under the Plan equal to two years of pay (as that term is defined in the Plan) to be paid in bi-weekly installments over a two-year period beginning on the day following the Departure Date (the “Agreement Period”).
(b).AIP Bonus. Employee will be eligible to receive a prorated AIP bonus for 2019 pursuant to the terms and conditions of the Kellogg Company Annual Incentive Plan. The 2019 bonus will be based on the Target Bonus established for Employee for 2019, based on actual performance of the business. The 2019 award shall be prorated for the number of calendar days actively employed (i.e., the number of days employed prior to the Departure Date) during 2019. The pro-rated 2019 AIP will be paid at the same time payment is made to other AIP recipients. Employee acknowledges that the Company reserves the right to modify or terminate the Annual Incentive Plan for actively working salaried employees, including the elements and factors used to determine payout, at any time, and that Employee will be subject to any such changes in the same manner as those changes apply to actively working salaried employees of the Company.
(c).Executive Performance Plan (EPP). Employee will be eligible for a pro-rata payout of the 2017-2019 EPP based on the portion of the performance period that began on 1/1/17 and ends on the Departure Date. Payout is based on actual performance as determined by the Compensation & Talent Management Committee, and will be paid at the time other participants

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

receive their payouts. Employee will not be eligible for and will not receive an EPP award payout for the 2018-2020 EPP and the 2019-2021 EPP.
(d).Stock Options/RSUs. Employee will continue to vest in all outstanding stock option and RSU awards during the Agreement Period. Employee will have 3 months after the end of the Agreement Period or the original option expiration date, whichever is earlier, to exercise any remaining vested options. Any equity that is unvested as of the last day of the Agreement Period, shall be forfeited. Employee will not be eligible for new awards of stock options or RSUs made at any time after the Departure Date.
(e).Health & Welfare Benefits.
(i).    Medical, prescription drug, dental, and vision insurance coverage will end as of the Departure Date. Employee and Employee’s eligible dependents will be eligible to continue that coverage under COBRA. Employee shall pay the same amount for this coverage as actively working salaried employees of the Company. Premium contributions will be billed and must be paid on a monthly basis. Failure to timely pay required premiums will result in termination of the coverage.
(ii).    Employee shall pay the same amount for this coverage as actively working salaried employees of the Company, and shall make all required premium contributions for this coverage during the Agreement Period. At the end of the Agreement Period, Employee will have the option to convert the group coverage to individual coverage. Premium contributions will be billed and must be paid on a monthly basis. Failure to timely pay required premiums will result in termination of the coverage.
The coverage made available to Employee and Employee’s eligible dependents will be the same coverage made available to actively working salaried employees, except that Company contributions are not made to the health savings accounts of employees who are receiving severance benefits. Employee acknowledges that the Company reserves the right to amend, modify or terminate the health and welfare benefits it makes available to employees at any time, and that Employee will be subject to any such changes.
(f).    Other. Employee will remain eligible for the standard executive financial planning benefit through the Agreement Period. Employee acknowledges that the Company reserves the right to amend, modify or terminate the executive financial planning benefit available to executive employees at any time, and that Employee will be subject to any such changes. Employee will be eligible for 12 months of outplacement assistance beginning on the Departure Date. Employee will be paid for any unused, accrued vacation in a lump sum within 30 days following the Departure Date. Employee will be reimbursed for all expenses incurred before the Departure Date that are submitted and approved in accordance with applicable Company policy.
3.No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Employee is not and will not be due any other compensation or benefits whatsoever from the Company, that the Company has paid Employee in full for any and all hours worked up to and through the date of this Agreement, and the Company shall have no further obligations of any kind or nature to Employee. Notwithstanding the foregoing, the language in

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

this paragraph is not intended to operate as a waiver or relinquishment of any pension plan and/or 401k plan benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable written plan.
4.Tax Liability, Withholding & Offsets. Employee acknowledges and agrees that:
(a).Usual and customary withholding for tax purposes and any other withholdings required by law will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law;
(b).All tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee’s responsibility; and
(c).This Agreement does not cancel or alter in any way Employee’s obligation to reimburse or repay amounts Employee owes to the Company under any program or policy, including but not limited to, Company credit card, vacation, short-term disability overpayments, tuition reimbursement, relocation, and tax equalization policies, and Employee agrees that the Company may reduce the severance pay owed to Employee under this Agreement in satisfaction of the amount Employee owes the Company under such policies or programs.
5.No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as set forth in this Agreement and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.
6.Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.
7.Non-Compete. In further consideration of the foregoing, Employee agrees that during the Agreement Period, Employee shall not, without the prior written consent of the Chief Legal Officer of Kellogg:
(a).Directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation, or other business or entity that sells or markets any of the products listed below (the “Restricted Products”) or any retailer that sells a private label version of any of the Restricted Products in the geographic area described below (the “Geographic Area”); or
(b).Directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Restricted Products in the Geographic Area.

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

The Restricted Products are: ready to eat cereal, cereal bars, toaster pastries, granola bars, health and wellness/nutrition bars, meal replacement bars, cookies, crackers, crisps, including but not limited to, potato crisps and corn crisps, savory snacks, salty snacks, potato sticks, trail mix, crispy marshmallow squares, fruit bars, frozen breakfast (including frozen waffles and frozen pancakes), breakfast sandwiches, veggie foods, frozen meals and granola.
The Geographic Area is any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Restricted Products at any time during the two-year period after the Departure Date.
If any restriction set forth in this Paragraph 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
8.Non-Solicitation. In further consideration of the foregoing, Employee agrees that for the two year period following the Departure Date, Employee will not, without the prior written consent of the Chief Legal Officer of Kellogg:
(a).Directly or indirectly solicit the employment of or hire (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company. Employee further agrees not to use, reproduce, or disclose to any other person or company any trade secrets or other proprietary or confidential information of the Company that would enable or assist that person or company to solicit, attempt to solicit, induce or otherwise cause any such person to terminate his or her relationship with the Company or to contract or associate with a competitor or potential competitor of the Company; or
(b).Directly or indirectly, use, reproduce, or disclose to any other person or company any trade secret or other proprietary or confidential information of the Company to solicit, induce, divert or take away, or attempt to solicit, induce, divert or take away, any customers, business or suppliers of Kellogg upon whom Employee called, serviced, or solicited, or with whom Employee became acquainted as a result of Employee’s employment with Kellogg, to end or alter his, her or its relationship with Kellogg.
9.Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, Employee and Kellogg agree that nothing in this Agreement is intended to prevent or inhibit Employee from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation.
10.Employment Status. Employee understands and agrees that:
(a).Employee’s active employment with the Company will end effective June 30, 2019; and

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

(b).The Company has no obligation to reinstate, rehire, reemploy, recall, or hire Employee in the future.
11.Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information in Employee’s possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or violates Company policy or would otherwise reflect poorly on the Company in any respect.
12.Return of Property. Employee agrees to return to the Company, no later than the Departure Date, all property of the Company, regardless of the type or medium (e.g., computer disk, CD-ROM, flash drive) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee's employment with the Company. If Employee later finds any Company property in Employee’s possession, Employee agrees to immediately return it. Employee further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.
13.Non-Admission of Liability. Employee understands and agrees that this Agreement does not and will not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.
14.Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which Employee expressly acknowledges, Employee unconditionally and irrevocably releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee’s employment with and termination from the Company, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1992, as amended, the Worker Adjustment and Retraining Notification Act (including state and local analogues), the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended; claims under any other federal, state or local statute, regulation or ordinance; claims related to severance pay, bonus, expense reimbursement, stock, stock options, ownership interest, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit; breach of any express or implied contract; breach of any implied covenant of good faith and fair dealing; defamation;

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

slander; worker’s compensation; disability; personal injury; negligence; discrimination or harassment on the basis of Employee’s race, color, national origin, ancestry, religion, sex or pregnancy, age, physical or mental disability, sexual orientation, marital or veteran status, or any other characteristic protected by applicable state, federal or local law; retaliation; negligent or intentional infliction of emotional distress; fraud; misrepresentation; invasion of privacy; any and all other claims, including any state or local wage and hour related claims that are subject to waiver, by which Employee seeks any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph ((e)e), below); damages of any nature, including compensatory, general, special or punitive damages; and/or costs, fees or other expenses, including attorneys’ fees, incurred in connection with any of these matters
(a).No Representation by Kellogg. Employee acknowledges that no Kellogg employee, including any attorney or human resource representative, has provided advice or counsel to Employee regarding the circumstances surrounding Employee’s separation from employment with Kellogg, including the negotiation of any term or provision set forth in this Agreement. Employee acknowledges that Employee’s decision to execute this Agreement is without reliance upon any statements made by any employee or representative of Kellogg.
(b).Covenant Not to Sue. To the maximum extent permitted by law, Employee agrees not to sue or to institute or cause to be instituted any action in any federal, state, or local court against the Company, including, but not limited to, the claims released in this Paragraph 14.
(c).No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, with the exception of those types of claims listed in subparagraph (e), below, as of the date Employee signs this Agreement, Employee, whether individually or as part of a class or group, has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that fall within the scope of the release set forth in this Paragraph 14. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to disclose in writing to the Company all such pending charges, claims or lawsuits and to obtain the immediate dismissal with prejudice of such matters or withdraw from participation in such matters and to provide written confirmation immediately of same (i.e., court order, and/or agency determination) as a condition precedent to Kellogg’s obligations under this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).
(d).Remedies for Breach. If Employee breaches any portion of this Agreement or disavows any portion of the release set forth in this Paragraph 14, Employee acknowledges and agrees that, in addition to any damages, Employee shall be obligated, to the maximum extent permitted by law, to reimburse Kellogg for all amounts paid to Employee pursuant to this Agreement and under the Plan, and Employee will be liable for all expenses, including costs and attorney’s fees, incurred by any entity released in recovering those amounts or defending a lawsuit or claim, regardless of the outcome. Employee also agrees and acknowledges that if Employee breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee, therefore agrees that, if Employee breaches this Agreement, to the extent permitted by law the Company shall have the immediate right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.
(e).Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the release given above shall not apply to any claims arising after the date Employee signs this Agreement. Kellogg and Employee also agree that nothing in this Agreement prevents Employee or the Company from instituting any action to enforce the terms of this Agreement or challenge the Agreement’s validity under the Age Discrimination in Employment Act, as amended, or any other right or recovery that cannot by express and unequivocal terms of law, be limited, waived or extinguished or released (such as claims for workers’ compensation, statutory unemployment benefits, or statutory disability benefits), including those claims referred to in Paragraph 20 below. In addition, Employee and Kellogg agree that nothing herein shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover vested benefits, or to prohibit Employee from filing a charge or otherwise cooperating or participating in an investigation or proceeding conducted by any federal, state or local agency. Employee understands and agrees that Employee is waiving the right to recover monetary damages or other individual relief in connection with any such charge, or investigation or in any proceeding brought by Employee or on Employee’s behalf.
15.Preservation of Company Confidential Information. Employee acknowledges and agrees that in the course employment with the Company, Employee acquired confidential information that includes, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), financial information, budgets, customer lists, vendor lists, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company. As a material condition of this Agreement, Employee agrees that Employee will not, except as authorized in writing on behalf of the Company, use, publish or disclose or authorize anyone to use, publish or disclose, any secret or confidential information or knowledge concerning the business of the Company. Employee additionally acknowledges and agrees that previously executed Company confidentiality or non-disclosure agreements, if any, will continue to remain in effect after the Departure Date.
16.Confidentiality of Agreement. Employee agrees that the terms of this Agreement pertaining to compensation and benefits are confidential and shall be kept strictly confidential. Employee agrees that the compensation and benefit terms contained in this Agreement will not be disclosed to any third party except for Employee’s spouse, tax or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law. Employee agrees to assume responsibility for any disclosure of the existence and terms of this Agreement by such third parties.
17.Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during Employee’s employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

and, if approved in advance by the General Counsel of Kellogg, reasonable attorney’s fees incurred as a result of such cooperation.
18.General.
(a).Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.
(b).Successors. This Agreement will be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of Kellogg, but neither this Agreement, nor any rights, payments, or obligations arising under this Agreement may be assigned, pledged, transferred, or hypothecated by Employee.
(c).Controlling Law, Arbitration and Forum for Disputes. Employee agrees that the laws of the State of Michigan will govern this Agreement. Employee and Kellogg also agree that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement, the breach of this Agreement or Employee’s employment with Kellogg, including the termination thereof, will only be resolved in individual arbitration before JAMS (Judicial Arbitration Mediation Services) subject to JAMS’ Streamlined Arbitration Rules and Procedures, unless the parties jointly agree to resolution in individual arbitration before the American Arbitration Association (“AAA”), subject to the AAA’s Employment Dispute Arbitration Rules. Employee understands and agrees that by agreeing to arbitrate any aforementioned controversies, claims or disputes, Employee and Kellogg are waiving the right to have such controversies, claims and disputes heard or resolved by a jury. Notwithstanding their mutual agreement to arbitrate disputes that may arise between them, and to waive their right to a jury trial with respect to such disputes, Employee and Kellogg agree that either may file an action in Court for the limited purpose of securing injunctive relief in order to preserve the status quo pending arbitration, provided that any such court action for injunctive relief is filed in the Circuit Court of Calhoun County, Michigan or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter in dispute, and the parties expressly submit to the jurisdiction of said courts.
(d).Waiver. Neither party to this Agreement can discharge or waive any claim or right arising out of a breach or default under this Agreement unless the discharge or waiver is in writing and is signed by the party that will be bound by the waiver or discharge. A waiver by either party to this Agreement of a breach or default by the other party of any provision of this Agreement will not be deemed a waiver of future compliance with that provision and that provision will remain in full force and effect.
(e).Notices. All notices, requests, demands and other communications regarding this Agreement must be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

To Kellogg:    Kellogg Company
One Kellogg Square
P.O. Box 3599
Battle Creek, MI 49016

Attention: Chief Legal Officer

To Employee:	At the address on file with the Company.
19.Defense of Trade Secrets Act Notice. Notwithstanding any provision in this Agreement, Kellogg and Employee agree that nothing in this Agreement is intended to impede Employee’s contact or communication with government officials and that Employee has the right, without criminal or civil penalty, to disclose confidential trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
20.Whistleblower Activity Not Prohibited. Kellogg and Employee agree that nothing in this Agreement prohibits Employee from filing a charge or otherwise cooperating or participating in an investigation or proceedings with any federal, state, or local agency and that this Agreement does not limit or extinguish Employee’s right to receive an award for information provided to the Securities and Exchange Commission.
21.Entire Agreement/Amendment. Employee agrees that this Agreement constitutes the entire agreement between Employee and Kellogg, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Employee’s employment with the Company. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the Chief Legal Officer or VP Chief Counsel of Kellogg.
22.Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement and the Plan; has been given a period of at least 21 days to consider this Agreement; understands its meaning and application; and is signing of Employee’s own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of 21 days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.
23.Additional Agreement. Employee acknowledges and understands that the benefits described in Paragraphs 2(a) through 2(f) of this Agreement are contingent upon Employee’s execution and non-revocation of an Agreement in a form satisfactory to the Company within 21 days after Employee’s Last Day of Work.
24.Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven days following the date Employee signs this Agreement. Notice of revocation must be made in writing addressed to Kellogg in accordance with Paragraph 18(e) above. Such revocation must be received by Kellogg by the close of business of the first

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

day following the end of the seven-day revocation period. This Agreement will not become effective until after the time period for revocation has expired.
IN WITNESS OF WHICH, the parties have executed and agreed to this Agreement consisting of 10 pages.

EMPLOYEE	KELLOGG COMPANY

/s/ Fareed A. Khan	By: /s/ Steven A. Cahillane
Fareed A. Khan	Steven A. Cahillane

Date: May 2, 2019	Date: May 2, 2019

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000